Exhibit 5.1

Suite 1000 Volunteer Building 832 Georgia Avenue Chattanooga, Tennessee 37402-2289 Fax (423) 785-8480

June 17, 2010

Cornerstone Bancshares, Inc.
835 Georgia Avenue
Chattanooga, Tennessee 37402

RE:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Cornerstone Bancshares, Inc., a Tennessee corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-1 (as amended, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 600,000 shares, no par value per share (the “Preferred Shares”), of the Company’s Series A Convertible Preferred Stock and the number of shares, $1.00 par value per share, of the Company’s common stock (the “Common Shares” and together with the Preferred Shares, the “Shares”) into which the Preferred Shares are convertible. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering our opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Amended and Restated Charter of the Company, as amended (the “Charter”); (iii) Articles of Amendment to the Charter setting forth the number, designation, relative rights, preferences and limitations with respect to the Preferred Shares (the “Charter Amendment”), which as of the date hereof have not yet been filed with the Secretary of State of the State of Tennessee; (iv) the Amended and Restated Bylaws of the Company; and (vi) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary in connection with our opinion expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

With respect to the issuance and sale of the Preferred Shares, we have assumed that Charter Amendment will have been accepted by the Secretary of State of the State of Tennessee.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares have been or will be duly authorized and, when issued as contemplated in the Registration Statement against due payment therefor, will be validly issued, fully paid and non-assessable under the laws of the State of Tennessee.

Cornerstone Bancshares, Inc.
June 17, 2010

Our opinion is being rendered to be effective as of the effective date of the Registration Statement, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Securities” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Miller & Martin PLLC

MILLER & MARTIN PLLC